We hereby consent to the reference to us under the heading “Independent Accountants” in the Statement of Additional Information constituting part of this Post-effective Amendment No. 34 to the registration statement on Form N-1A for the Integrity Total Return Income Fund (a separate investment portfolio of The Integrity Funds). We also consent to the reference to us under the heading “Independent Accountants” in the prospectus which constitutes part of the registration statement. Because the Integrity Total Return Income Fund has not commenced operations, we have not performed audit services specifically to this fund.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota   USA

September 27, 2007